EMPLOYMENT AGREEMENT dated as of June 29, 2005, between Leslie Hudson (the "Executive") and DOV Pharmaceutical, Inc., a Delaware corporation (the "Company").

WHEREAS, the Company and the Executive desire to enter into this Employment Agreement to assure the Company of the services of the Executive, to assure the Executive of the terms and conditions of his employment, and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

ARTICLE I

Employment

Section 1.01. Term. The initial term of this Employment Agreement shall commence, and the Executive shall commence his employment, on July 28, 2005 and, unless sooner terminated pursuant to Article III hereof, shall terminate on the date that is three years thereafter (the “Employment Period”). Unless sooner terminated pursuant to Article III, the parties may by written agreement renew this Agreement for one year (each such one-year period hereinafter referred to as a “Renewal Period”; the Initial Employment Period and all Renewal Periods hereinafter referred to as the “Employment Period”).

Section 1.02. Position. The Company shall employ the Executive and the Executive shall serve as chief executive officer (“CEO”) and president during the Employment Period.

Section 1.03. Duties. (a) Subject to the responsibility vested in the Board of Directors of the Company (the “Board”) under the General Corporation Law of the State of Delaware, the Executive shall have such responsibility and authority as are customarily possessed and exercisable by the CEO and president of a corporation. The Executive shall also perform such other executive and administrative duties (not inconsistent with the position of CEO and president) as the Executive may reasonably be expected to be capable of performing on behalf of the Company and any subsidiaries and affiliates of the Company as may from time to time be authorized or directed by the Board.

(b) During the Employment Period, the Executive shall perform faithfully the duties covered by Section 1.02(a) to the best of his ability and devote his full business time and attention to the Company's business and not engage in any other business activities except with the approval of the Board provided that he may subject to Section 4.01 invest in companies not requiring his services and may subject to Section 1.03(a) devote reasonable time to charitable and civic affairs.

(c) The Company shall provide and pay for a standard directors and officers insurance policy insuring the Executive against liability arising out of the performance of his duties, and shall indemnify and hold the Executive harmless from liability arising out of his services hereunder.

ARTICLE II

Compensation

Section 2.01. Basic Compensation. As compensation for the Executive's services hereunder, the Company shall pay to the Executive an annual salary of $425,000 (as adjusted, "Basic Compensation"), payable in bi-weekly installments. The Basic Compensation may be increased from time to time in the discretion of the Board.

Section 2.02. Incentive Compensation. (a) In addition to Basic Compensation, the Executive shall together with other executive staff be considered at least annually for incentive compensation (“Incentive Compensation”) upon recommendation by the Compensation Committee to the Board. Notwithstanding the foregoing, in January 2006 the Company shall pay the Executive as Incentive Compensation for 2005 a cash bonus of $85,000. In addition, notwithstanding the foregoing, the Company shall pay the Executive as Incentive Compensation for 2006 and subsequent years a bonus targeted at 40% of Basic Compensation, if the Executive meets performance objectives developed by the Compensation Committee in consultation with the Executive, provided that the Compensation Committee ultimately shall have discretion to set performance objectives, with such annual bonuses to be paid no later than February of the year immediately following the year for which the bonus has been earned. Such performance objectives may incorporate, among other items, the performance of the Company, increase in value of the Company and the Executive’s contribution thereto.

(b)  In addition to the Incentive Compensation described in Section 2.02(a), the Board in its discretion may provide the Executive with additional Incentive Compensation upon recommendation of the Compensation Committee. Any such additional Incentive Compensation shall be paid to the Executive within 30 days after the Board’s determination regarding same. In addition, the Executive shall have the right to participate in the Company's other compensation and benefits programs for the benefit of other executives and employees, including without limitation long term compensation, in accordance with their terms and as the same may be amended from time to time.

Section 2.03. Other Benefits. (a) During the Employment Period, the Company shall (i) provide the Executive and maintain on the Executive’s behalf, or reimburse the Executive for carrying comprehensive medical insurance including the Executive’s contribution if he so elects to the Pfizer/Pharmacia health and dental plan; (ii) reimburse the Executive for all reasonable fees and expenses of counsel in connection with this Agreement; and (iii) reimburse the Executive for the annual fee up to $9,500 for his personal financial advisor. In addition, the Executive shall have the right to participate in the Company's other compensation and benefits programs for the benefit of employees in accordance with their terms and as the same may be amended from time to time. The Executive may participate in (i) the Company’s pre-tax spending account plan if any and (ii) at the Company’s expense its disability insurance and life insurance plans.

(b) The Executive shall be eligible to participate in the Company’s stock option program and shall initially be awarded 225,000 options on the Executive’s first day of employment with the Company. The terms of such options shall be governed by the present form of stock option agreement with the Company used for executive staff, and the terms of any additional options shall be governed by the Company’s standard stock option agreement in use at the time of grant, which for all options held by or issued to the Executive may incorporate the terms established by the Company’s stock option plan if any adopted subsequent to the date of grant provided that notwithstanding such stock option terms if any to be adopted to the contrary the Executive’s options to the extent not vested shall fully and immediately vest upon a termination of employment pursuant to Section 3.01(d), or Section 3.03 or Section 3.04 and be fully exercisable during the period 90 days thereafter (or if shorter the exercise expiration date thereof) or during such longer post-employment period established by such terms to be adopted. The options granted to purchase 225,000 shares of the Company’s common stock shall have an exercise price determined by the closing price on the date the options are awarded to the Executive and shall vest ratably annually over the 48-month period commencing on the Executive’s first day of employment with the Company.

(c) The Executive shall also upon commencement of employment be granted 100,000 shares of restricted stock of the Company, which shall vest on the same schedule and be subject to the same acceleration of vesting for termination by the Company other than for cause, or by the Executive for good reason or following a change in control as the options granted covered by section 2.03(b).

The Company may from time to time award additional stock or stock options to Executive based on the level of the Executive’s job performance.

(d)  The Company shall pay to or on behalf of the Executive a monthly automobile allowance of $1,000.

(e)  The Executive shall be entitled to six weeks of paid vacation in each calendar year. The Executive shall also be entitled to the same standard paid holidays given by the Company to senior executives generally, all as determined from time to time by the Board or appropriate committee thereof. Vacation time shall cumulate and carry forward from year to year provided that the Executive shall not be entitled to use more than ten weeks of vacation in any one year without the permission of the Compensation Committee and provided that the Executive shall to the extent practicable in his discretion coordinate his vacation schedule with other executive officers. Upon the Executive’s separation from the Company at any time and for any reason or no reason, the Company shall pay the Executive for any and all accrued and unused vacation days.

(f) The Company shall reimburse the Executive for travel or other expenses or disbursements reasonably incurred or made by him in connection with the Company's business during the Employment Period upon receipt of reasonable documentation thereof.

(g) The Company shall pay the Executive up to $75,000, incurred within 24 months of the date hereof, for moving expenses including brokerage on the sale of his home from Philadelphia to a location commutable to the Company. In addition, the Company shall also pay the Executive for expenses incurred by the Executive for corporate housing and travel to and from Philadelphia until the earlier of the Company’s relocation and December 31, 2005. After December 31, 2005, the Company shall also pay the Executive for any expenses incurred by the Executive for up to four months’ corporate housing following the Company’s relocation and prior to the Executive’s residential move.

(h) The benefits set forth in this Section 2.03 shall be collectively referred to as the “Benefits.”

ARTICLE III

Termination of Employment

Section 3.01. Termination of Employment by Company

(a) Except as otherwise provided in this Article III and in Article IV, upon the occurrence of any of the following events, this Agreement and the rights and obligations of the parties hereunder shall terminate:

(i)  "Disability" (as defined in Section 3.05(a)) of the Executive; or

(ii) conduct by the Executive constituting "Cause" (as defined in Section 3.05(b)); or

(b) In the case of termination pursuant to Section 3.01(a)(i), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits for the period commencing on the date of termination and ending on the date that is nine months after the date of termination. Basic Compensation, Incentive Compensation and Benefits shall be paid in the manner and at the intervals provided in Article II.

(c)  In the case of termination pursuant to Section 3.01(a)(ii), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, an amount equal to Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

(d) In the case of termination of the Executive by the Company other than pursuant to Section 3.01(a) or Section 3.02, or if for any reason the parties do not renew this Agreement, the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, the greater of (i) payment to the Executive equal to Basic Compensation commencing on the date of termination and ending three years from the date hereof and (ii) payment to the Executive equal to one year of Basic Compensation.

Section 3.02. Death. In the event of the death of the Executive during the Employment Period, the Employment Period shall terminate on the date of death and the Executive's designated beneficiary or, if none, his estate shall be entitled to receive, in complete and total satisfaction of the Company's obligations hereunder, Basic Compensation, Incentive Compensation and Benefits through such date of death and for a period of 90 days thereafter.

Section 3.03. Termination of Employment by the Executive. (a) If during the Employment Period there should occur any of the following events (each of the following being an event giving the Executive the right to resign for "Good Reason”): (i) a change in the title and/or responsibilities of the Executive, such that the Executive is no longer functionally the CEO or President of the Company and no longer has such responsibilities and authorities as are customarily exercisable by the CEO or President of a corporation or (ii) a failure by the Company to provide the Executive with Basic Compensation, Incentive Compensation or Benefits, other than a failure that is not in bad faith and is remedied by the Company within 15 days after receipt of notice thereof given by the Executive, or (iii) a breach by the Company of a material term of this Agreement that is not remedied by the Company within 15 days of notice thereof by the Executive, the Executive may elect to terminate his employment by notice to the Company (subject to Article IV). If the Executive exercises such election, the Employment Period shall terminate effective upon the later to occur of (x) receipt of such notice by the Company and (y) expiration of the 15-day period referred to in Section 3.03(a)(ii) or (iii).

(b)  If the Executive exercises his election to terminate pursuant to Section 3.03(a), the Company shall be obligated to pay the Executive and the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, the greater of (i) payment to the Executive equal to Basic Compensation commencing on the date of termination and ending three years from the date hereof and (ii) payment to the Executive equal to one year of Basic Compensation.

(c) If the Executive terminates this Employment Agreement for any reason other than those contained in Section 3.03(a), the rights and obligations of the parties hereunder shall terminate immediately (except as otherwise provided in Article IV) and the Employment Period shall terminate immediately except that the Executive shall be entitled to receive, in complete and total satisfaction of the obligations of the Company hereunder, his Basic Compensation, Incentive Compensation and Benefits through the date of such termination.

Section 3.04. Change of Control. (a) In the event there is a Change of Control (as defined in Section 3.05), the Executive shall have the right in his sole discretion to terminate his employment within six months after such Change of Control and receive the additional compensation and benefits set forth in this Section 3.04. Specifically, if the Executive terminates his employment within six months after a Change of Control, the Company shall be obligated to pay the Executive, and the Executive shall be entitled to receive in complete and total satisfaction of the obligations of the Company hereunder, the greater of (i) payment to the Executive equal to Basic Compensation commencing on the date of termination and ending three years from the date hereof; and (ii) payment to the Executive equal to one year of Basic Compensation plus Incentive Compensation Granted for the preceding year.

(b) If at any time it shall be determined that any payment or distribution by the Company to the Executive or for his benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or any other plan, arrangement or otherwise (the “Payment”), is or would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”) or any other provision of the Code, or constitutes or would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any excise tax imposed under Section 4999 of the Code (or any other provision of the Code), and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence (or, if greater, the state and locality in which the Executive is required to file a nonresident income tax return with respect to the Payment) on the date of Payment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

(c) All determinations to be made under this Section shall be made by the Company’s independent public accountant (the “Accounting Firm”) at the Company’s sole expense. The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within thirty (30) days of the Executive’s separation from the Company. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. Within five (5) days after the Accounting Firm’s determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Section.

(d) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than fifteen (15) business days after the Executive knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (1) give the Company any information reasonably requested by the Company relating to such claim; (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (3) reasonably cooperate with the Company in good faith in order to effectively contest such claim; and (4) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties, with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e) Any and all of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company. In addition, in the event the Executive seeks any accounting, financial or legal services in connection with this Section, any and all fees and expenses by such accountants, financial advisors or counsel shall be fully reimbursed by the Company.

(f) If it any time it appears that an excise tax may become due and owing under this Section 3.04, then the Company and the Executive shall consult with each other to determine if there is a mutually agreeable method of reducing such excise tax.

Section 3.05. Definitions of Certain Terms. (a) "Disability" shall mean any physical or mental condition of the Executive that renders the Executive incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence) and that has continued for at least 90 consecutive business days in any 12-month period or a total of six months during any 12-month period.

(b)  The following shall constitute conduct entitling the Company to terminate the Executive's employment for "Cause": (i) the Executive's willful refusal to perform or substantial disregard of the Executive’s duties to the Company that is not cured within fifteen (15) days of written notice (specifying the failure) thereof from the Board, (ii) the commission by the Executive of a willful and material breach of Article IV, (iii) the conviction of any felony by the Executive (or the equivalent thereof under the laws of any state), (iv) the commission of any act constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law), (v) the Executive‘s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment that, as determined in good faith by the Board, would (A) materially adversely affect the business or reputation of the Company with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business or (B) expose the Company to a risk of civil or criminal legal damage, liabilities or penalties, (vi) the repeated failure by the Executive to follow the directives of the Board that is not cured within fifteen (15) days of written notice (specifying the failure) thereof from the Board, or (vii) any material misconduct by the Executive in connection with the business affairs of the Company that is not cured within fifteen (15) days of written notice (specifying the failure) thereof from the Board.

It shall be presumed that any termination of the Executive by the Company is without Cause, and such presumption may only be overcome by clear and convincing evidence that the termination of the Executive’s employment can properly be construed as for Cause. If the issue of “Cause” is litigated in a proceeding in any court or through any means of alternative dispute resolution and such issue is resolved in the Executive’s favor, the Company shall reimburse the Executive for all reasonable attorney’s fees, costs and expenses incurred by the Executive in such proceeding.

(c)  ”Change of Control“ shall mean: (i) a merger or consolidation of the Company with or into another corporation other than a transaction (A) in which the Company is the surviving Corporation (except where such other merger or consolidation party is controlled by or under common control with another corporation) or (B) merging or consolidating the Company with any corporation controlling, controlled by or under common control with the Company (in which case the surviving corporation shall be deemed the ”Company“ for purposes of this Agreement), or (ii) the sale of all or substantially all the assets of the Company to any corporation or entity, other than a sale to any corporation or entity controlling, controlled by or under common control with the Company prior to such transaction (in which case the surviving corporation shall be deemed the ”Company“ for purposes of this Agreement).

ARTICLE IV

Non-Competition; Confidential Information

Section 4.01 Non-Competition. (a) Subject to Sections 4.01(b) and 4.01(c), the Executive shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation listed on a national securities exchange or in the National Association of Securities Dealers, Inc. Automated Quotation System (such a corporation being hereinafter referred to as a "Public Corporation")), director, employee, consultant or otherwise, of any company with substantially the same business as or that competes directly with the Company in the United States during the following periods:

(i) the Employment Period; and

(ii) during any period after the termination of this Agreement pursuant to Article III for which the Executive is being or has been paid Basic Compensation, Incentive Compensation and Benefits.

(b)  The Executive shall not be deemed to be in breach of this Agreement by reason of services performed for a subsidiary or affiliate of the Company.

(c) Notwithstanding anything to the contrary contained herein, if the Company finds that the Executive has violated any covenants contained in Section 4.01, 4.02 or 4.03, the Company shall be obligated to pay any amounts due to the Executive ("Escrow Amount") to Goodwin Procter LLP, as escrow agent ("Escrow Agent"), at 599 Lexington Avenue, New York, New York 10022. Escrow Agent shall hold the Escrow Amount in escrow until a court or agency legally empowered to enforce the covenants contained in Section 4.01, 4.02 and 4.03 reaches a final determination whether the Executive has violated any such covenants or until mutually instructed by the parties. Escrow Agent shall disburse the Escrow Amount in accordance with such court or agency's final determination or pursuant to such party instructions.

Section 4.02 Non-Interference. During the Employment Period and the period of non-competition as determined pursuant to Section 4.01(a), the Executive:

(a) shall not publicly disparage any of the products, services or actions of the Company or any of the Company's subsidiaries or affiliates; and

(b)  shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship of the Company with any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company.

Section 4.03. Trade Secrets. The Executive shall not, at any time during the Employment Period or thereafter, use (except for the sole benefit of the Company, the Company's subsidiaries and affiliates) or, without the written consent of the Board, divulge to any person (other than, during the Employment Period, an executive of the Company or any of the Company's subsidiaries or other person to whom disclosure is reasonably necessary or appropriate or legally required in connection with the Executive's duties hereunder) any trade secrets or other confidential information of the Company or any of its subsidiaries or affiliates, except to the extent that (a) such information becomes a matter of public record, or is published in a newspaper, magazine or other periodical available to the general public, in each case, through no violation of this Agreement by the Executive or (b) such disclosure is required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process provided that the Executive shall immediately notify the Company of the existence, terms and circumstances surrounding such a request so that it may seek an appropriate protective order. When the Executive ceases to be employed by the Company, the Executive shall surrender to the Company all records and documents in any form obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) that pertain to the business of the Company or its subsidiaries or affiliates or that were paid for by the Company or any of the Company's subsidiaries or affiliates provided that the Executive may retain copies of such documents as may be necessary for the Executive's personal records for federal income tax purposes or, with the approval of the Board, for other purposes relating to the Executive's legal affairs, which approval shall not be unreasonably withheld.

Section 4.04. Survival of Terms. The covenants contained in Sections 4.01, 4.02 and 4.03 shall survive the termination of the Executive's employment.

ARTICLE V

Miscellaneous

Section 5.01. Services as Officer or Director. During the Employment Period, the Executive shall subject to shareholder election serve as a director of the Company and as an officer and director of all current and future subsidiaries and affiliates of the Company without any additional compensation for such services provided that the Executive shall be provided with reasonable and customary directors and officers insurance if any such corporation is or becomes publicly held and further provided that the Company shall cause any such subsidiary and affiliate to save the Executive harmless from any and all liability arising out of the performance of the Executive’s duties as director and officer.

Section 5.02. Right to Change Business. This Agreement and any rights or privileges granted to the Executive hereunder shall not prevent the Company or any of the Company's subsidiaries from exercising its corporate powers to modify the business operations or activities of such entity.

Section 5.03. Notices. Any notice or request required or permitted to be given under this Employment Agreement shall be sufficient if in writing and delivered personally or sent by registered mail, return receipt requested, to the addresses set forth below or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery thereof or three days after the date of such mailing thereof, as the case may be.

If to the Executive, to:
Leslie Hudson
c/o DOV Pharmaceutical, Inc.
433 Hackensack Avenue
Hackensack, New Jersey 07601

If to the Company, to:

DOV Pharmaceutical, Inc.
433 Hackensack Avenue
Hackensack, New Jersey 07601
Attention of the General Counsel

Section 5.05. Assignment and Succession. The Executive acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.

Section 5.06. Headings. The headings contained in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 5.07. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey, without regard to conflict of law rules. Each party hereby irrevocably consents and submits to the in personam jurisdiction of any court of general jurisdiction in the State of New Jersey, which shall serve as the sole and exclusive forum in any suit, action or proceeding arising out of or in connection with this Agreement.

Section 5.08. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

Section 5.9. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements including the employment agreement offer letter dated June 13, 2005, or understandings between the parties hereto or any related parties. This Agreement may be amended only pursuant to a writing signed by both parties hereto.

Section 5.10. Waivers. Any term or provisions of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefits thereof but only to the extent evidenced by a writing executed by such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 5.11. Partial Invalidity. Each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein is for any reason held to be unenforceable in any respect, such unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause the remaining terms hereof to be unreasonable.

Section 5.12. Execution of Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to the other. A facsimile signature on this Agreement shall have the same force and effect as an original signature.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

DOV Pharmaceutical, Inc.

By: /s/ Arnold Lippa
Arnold Lippa, CEO and Chairman of the Board of Directors

LESLIE HUDSON

By: /s/ Leslie Hudson
Leslie Hudson